Exhibit 99.4

BeiGene Initiates First-in-Human Phase 1 Clinical Trial of Investigational TYK2 Inhibitor BGB-23339

Expanding portfolio with first internally discovered asset in Inflammation and Immunology with internally discovered asset

A highly selective, allosteric TYK2 inhibitor that has shown potent inhibition against pro-inflammatory cytokines in preclinical studies

CAMBRIDGE, Mass. and BEIJING – November 22, 2021 -- BeiGene (NASDAQ: BGNE; HKEX: 06160), a global, science-driven biotechnology company focused on developing innovative and affordable medicines, today announced that the first patient has been dosed in a Phase 1 clinical trial of BGB-23339, a potent, allosteric investigational tyrosine kinase 2 (TYK2) inhibitor internally developed by BeiGene scientists.

TYK2 is a member of the JAK family and functions as a critical mediator in cytokine signaling pathways implicated in multiple immune-mediated disorders, such as psoriasis and inflammatory bowel disease. BGB-23339 is a potent, highly selective, investigational TYK2 inhibitor targeting the regulatory pseudokinase (JH2) domain.

“Discovered and developed by BeiGene, BGB-23339 is a highly selective, potent, allosteric TYK2 inhibitor that has shown promising activity in preclinical evaluation,” commented Lai Wang, Ph.D., Global Head of R&D at BeiGene. “Building on our proven track record in oncology, BeiGene is expanding its clinical focus to discover new modalities and platforms in areas of high unmet need, including inflammation and immunology, to bring innovative, impactful medicines to patients.”

The first-in-human Phase 1 trial (NCT05093270) is designed to evaluate the safety, tolerability, pharmacokinetics, and preliminary activity of BGB-23339. The trial is expected to enroll up to 115 healthy volunteers in Australia and/or China.

In addition to its broad portfolio focused on hematological malignancies and solid tumors, BeiGene is applying its research excellence and clinical expertise to address inflammation and immunology, an area of high unmet medical need. BeiGene’s internally developed, highly selective next-generation BTK inhibitor BRUKINSA® (zanubrutinib) is currently being evaluated in a Phase 2 trial in patients with active proliferative lupus nephritis.

About BGB-23339

BGB-23339 is a potent, highly selective, allosteric investigational tyrosine kinase 2 (TYK2) inhibitor discovered and being developed by BeiGene. TYK2 is a member of the JAK family and functions as a critical mediator in cytokine signaling pathways implicated in multiple immune-mediated disorders. Designed to target the regulatory pseudokinase (JH2) domain on TYK2, BGB-23339 has demonstrated strong selectivity in preclinical studies with potent inhibition of interleukin (IL)-12, IL-23, and Type 1 interferons (IFNs)—pro-inflammatory cytokines that play a determinant role in the induction of inflammation. BGB-23339 is currently being evaluated in a Phase 1 clinical study.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 7,700 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding plans for the Phase 1 trial and development of BGB-23339, the potential for BGB-23339 to address unmet medical needs, BeiGene’s plan to expand its clinical focus to discover new modalities and platforms in areas of high unmet need, including inflammation and immunology, and BeiGene’s plans, commitments, aspirations and goals under “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

BeiGene Contacts

Investor Contact	Media Contact
Gabrielle Zhou	Vivian Ni
+86 10-5895-8058 or +1 857-302-5189	+1 857-302-7596
ir@beigene.com	media@beigene.com